Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 26, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of W-H Energy Services, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of W-H Energy Services, Inc. on Forms S-8 (File Nos. 333-69480, 333-56116, 333-115784 and 333-134597).
Grant Thornton LLP

Houston, Texas
February 26, 2007